EXHIBIT 10-1
The Navigators Group, Inc.
6 International Drive
Rye Brook, NY 10573
April 24, 2008
Mr. Paul J. Malvasio
Dear Paul:
This will confirm our agreement with respect to your retirement from employment as Chief Financial Officer of the Company, which will be effective August 15, 2008 (the “Retirement Date”). As we have discussed, the Company plans to issue a public announcement of your retirement within the next several days and will begin a search for a new Chief Financial Officer.
You will continue to serve as the Company’s Chief Financial Officer until the earlier of the Retirement Date or the date on which a new Chief Financial Officer becomes employed by the Company. If the new Chief Financial Officer joins the Company prior to the Retirement Date, you will continue your employment, providing services to the Company in connection with the transition, and will continue to receive your base salary until the Retirement Date.
In consideration of your continued performance of your responsibilities until the Retirement Date and your execution, on or shortly before the Retirement Date, of the Retirement Agreement accompanying this letter, and subject to your compliance with the terms of the Retirement Agreement, you will be entitled to the following:
(1) All of the outstanding stock options and Annual Incentive Program stock awards granted to you (as set forth below) shall immediately vest upon the Retirement Date. The stock and option awards consists of the following:
(a)	Options to purchase 5,000 shares of the Company’s common stock at a purchase price of $33.00 per share, pursuant to a March 8, 2005 grant;

(b)	829 shares of the Company’s common stock, pursuant to a March 8, 2005 grant;

(c)	1,226 shares of the Company’s common stock, pursuant to a February 28, 2006 grant;

(d)	2,273 shares of the Company’s common stock, pursuant to a March 2, 2007 grant; and

(e)	2,687 shares of the Company’s common stock; pursuant to a March 7, 2008 grant.

As provided in the Company’s 2005 Stock Incentive Plan, you will have six months from the Retirement Date to exercise your outstanding stock options.
(2) The grant of 10,000 shares of the Company’s common stock on March 22, 2006 under the Company’s Admirals Program will continue to vest, in accordance with the terms of such grant, in equal installments on the third, fourth and fifth anniversaries of the grant date. These are the only shares that you will receive under the Admirals Program.
(3) The Company will pay to you, upon the later of (a) the Retirement Date or (b) the first business day following the expiration of the “Revocation Period” (as described in the Retirement Agreement) the amount, less applicable payroll deductions, of the unvested portion of the contributions made by the Company through the Retirement Date, for your account, to the Money Purchase Plan, grossed up for income tax purposes.
Please indicate your agreement with the above by signing and indicating the date of your signature where indicated below. The accompanying Retirement Agreement should be reviewed by you and, as indicated in the Retirement Agreement, reviewed by your attorney. It should be signed and returned to the Company on or shortly before the Retirement Date. Please let us have, at your earliest convenience, any comments you may have with respect to the Retirement Agreement.

THE NAVIGATORS GROUP, INC.
By:	/s/ Elliot S. Orol
AGREED AS TO THE
ABOVE TERMS:

By:	/s/ Paul J. Malvasio
Dated: April 24, 2008

RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (the “Agreement”) is entered into by and between PAUL J. MALVASIO (the “Executive”) and THE NAVIGATORS GROUP, INC. (the “Company”).
W I T N E S S E T H
WHEREAS:
(A) Executive will retire from employment with the Company, effective August 15, 2008 (the “Retirement Date”).
(B) The Company has indicated to Executive its willingness to accelerate the vesting of the grant of a certain option to purchase shares of the Company’s common stock and the grant of certain shares of common stock under the Company’s Annual Incentive Program; the Company will cause the continued vesting after the Retirement Date of a grant of certain shares of common stock under the Admirals Program; and the Company will make a payment to Executive with respect to the unvested contributions made by the Company to Executive’s Money Purchase Plan account, all as set out in the Company’s April 24, 2008 letter to Executive which accompanied this Agreement, provided that Executive enters into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, releases, covenants and agreements herein contained, it is agreed as follows:
1.	Executive’s Retirement. Executive hereby confirms his retirement from the Company, effective as of the Retirement Date.

2.	Severance Payment, Accelerated Vesting, Continued Vesting of Stock Options and Stock Grants. Subject to the provisions of Section 10, the Company shall:
A.
Pay to Executive the amount, less applicable payroll deductions, of the unvested portion of the contributions made by the Company through the Retirement Date, for the Executive’s account, to the Company’s Money Purchase Plan, grossed up for income tax purposes (the “Severance Payment”), payable in a lump sum on the later of the (i) Retirement Date or (ii) the first business day following the expiration of the “Revocation Period”, as described in Section 10;

B.
Cause all of the outstanding stock options and Annual Incentive Program stock awards granted to Executive (as hereinafter set forth) to immediately vest upon the Retirement Date. The stock and option awards consist of the following: (i) an option to purchase 5,000 shares of the Company’s common stock at a purchase price of $33.00 per share, pursuant to a March 8, 2005 grant; (ii) 829 shares of the Company’s common stock, pursuant to a March 8, 2005 grant; (iii) 1,226 shares of the Company’s common stock, pursuant to a February 28, 2006 grant; (iv) 2,273 shares of the Company’s common stock, pursuant to a March 2, 2007 grant; and (v) 2,687 shares of the Company’s common stock, pursuant to a March 7, 2008 grant. As provided in the Company’s 2005 Stock Incentive Plan, Executive will have six months from the Retirement Date to exercise the outstanding stock option.

C.
Cause the grant of 10,000 shares of the Company’s common stock on March 22, 2006 under the Company’s Admirals Program to continue to vest, in accordance with the terms of such grant, in equal installments on the third, fourth and fifth anniversaries of the grant date. These are the only shares that Executive will receive under the Admirals Program.

3.	Releases.
A.
As a material inducement to the Company to enter into this Agreement and in consideration of the Company’s obligations under this Agreement to make the Severance Payment and cause the vesting of the stock grants and stock option, as described in Section 2 of this Agreement, Executive hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors and employees, and the heirs, executors, administrators, receivers, successors and assigns of the foregoing, as applicable (collectively, “Releasees”), from, and hereby waives and/or settles any and all actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Executive ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever up to the date of this release (collectively, “Claims”), whether or not arising directly or indirectly pursuant to or out of Executive’s employment with the Company or the termination of such employment and, specifically, without limitation, any rights and/or Claims (a) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any unlawful bases, including, without limitation, as amended, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the New York State Human Rights Law, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) arising under or pursuant to any contract, express or implied, written or oral; (c) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (d) for damages, including, without limitation, for attorneys’ fees, expenses, costs, wages, vacation, injunctive or equitable relief. Notwithstanding the foregoing, (i) this release shall not apply to any claim Executive may have for a breach of this Agreement or for coverage under the Company’s directors’ and officers’ liability insurance policy, and (ii) if coverage under the Company’s directors’ and officers’ liability insurance policy with respect to a Claim shall be unavailable to the Executive as a result of his retirement from the Company, then the Company will, unless prohibited from doing so under law, defend and hold harmless the Executive against such Claim.

B.
As a material inducement to the Executive to enter into this Agreement and in consideration of the Executive’s obligations under this Agreement, including his agreement to refrain from soliciting for employment any of the Company’s employees and from soliciting any of the Company’s insureds, as set forth in Section 6, the Company hereby irrevocably, unconditionally and generally releases the Executive, his heirs, executors, and administrators, from, and hereby waives and/or settles any and all actions, causes of action, suits, debts, promises, damages or any liability, claims or demands, known or unknown, up to the date of this release, except for any act or omission by Executive which is fraudulent or unlawful and not, as of the date of this Agreement, known to the Company.

4.	Confidentiality.
A.
Executive acknowledge that, as the Chief Financial Officer of the Company, Executive has had access to confidential information relating to the business operations of the Company and further acknowledges that such information, as described below, is the Company’s exclusive property and that the Company has legitimate need to protect such confidential information from disclosure. Such confidential information includes, but is not limited to, software programs, product development information, sales figures and forecasts, financial projections, methods, procedures, techniques, lists of insureds, clients or prospective clients and their contact information, information concerning the Company’s revenues, expenses, employees, marketing plans, business strategies and other proprietary information concerning the Company (collectively, the “Confidential Information”). Executive hereby covenants and agrees that Executive will not at any time hereafter use for Executive’s personal benefit or for the benefit of any third party or disclose to any third party any of the Confidential Information.

B.
The Company and the Executive each agree to maintain the terms of this Agreement as confidential and neither party, nor any person or entity acting on such party’s behalf, shall disclose such terms to any third party, except to such party’s attorneys or tax advisors, provided that they have agreed to maintain confidentiality with respect to such terms. The obligations of Executive and the Company hereunder shall not prohibit either from cooperating with any government or regulatory inquiry or as may be required by law or responding to any court order or subpoena.

5.
Non-Disparagement. Each of the Company and the Executive covenant and agree that such party will not publish or communicate to any person or entity derogatory or disparaging comments or statements concerning the other party or any Releasee that criticize or impugn the character, honesty, integrity, morality, business acumen or abilities of the other party or that is likely to adversely affect the business reputation of the other party. The obligations of the parties hereunder shall not prohibit either party from cooperating with any government inquiry or responding to any court order or subpoena.

6.
Non-Solicitation. Executive covenants and agrees that for the thirty-one month period following the Retirement Date during which the grant of the shares of the Company’s common stock under the Admirals Program continues to vest, and in consideration of such continued vesting, Executive shall not, on his own behalf or on the behalf of any other person or entity:

A.
Solicit, hire or otherwise encourage the resignation of any current officer or employee of the Company or any such person who has been an officer or employee of the Company during the six month period preceding the Retirement Date; or

B.
Solicit, induce or seek to induce any of the Company’s current insureds to discontinue any business relationship with the Company or refrain from entering into a business relationship with the Company, or otherwise interfere with the Company’s business relationships.

7.
Return of Company Property. Executive agrees that he will return to the Company on or prior to the Retirement Date, all property of the Company in his possession, custody or control, including but not limited to, all documents, records, files, manuals, Company equipment, laptop computer, blackberry, notes, reports, lists of insureds and their contact information, all material pertaining to Confidential Information and all copies of such materials, whether of a technical, business or financial nature, and whether on hard copy, tape, disk or any other format.

8.	Survival of Covenants and Agreements. The covenants and agreements contained herein shall survive the execution and delivery of this Agreement.

9.	Judicial Modification; Injunctive and Other Judicial Relief.
A.
The parties hereto agree that, if the scope or enforceability of the covenants and restrictions set forth in Sections 4, 5 and 6 hereof are determined by a court of competent jurisdiction to be unreasonable, unenforceable, or invalid, such covenants and restrictions shall be limited by the court to the extent necessary to be enforceable and only to such extent.

B.
Executive acknowledges that the remedies at law for the breach of Executive’s covenants, restrictions and agreements set forth in Section 4(A), 6, and 7 are inadequate and that compliance with such covenants, restrictions and agreements is necessary to protect the business and goodwill of the Company. Executive further acknowledges that a breach of such covenants, restrictions and agreements will cause irreparable damage to the Company. Therefore, Executive agrees that the Company shall be entitled to obtain injunctive relief in any court of competent jurisdiction to enjoin any breach or threatened breach of any of the covenants, restrictions and agreements set forth in Sections 4(A), 6 and 7 to obtain the specific performance of such covenants, restrictions and agreements, without having to prove the inadequacy of the available remedies at law and without being required to post a bond or security; to obtain monetary compensation for damages sustained as a result of any breach of such covenants, restrictions and agreements; and to recover reasonable attorneys’ fees, costs and expenses incurred as a result of such breach or threatened breach. In the event that a court of competent jurisdiction determines that the Company is not entitled to obtain such injunctive relief, the Executive shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred as a result of his successful defense against the Company’s attempt to obtain such relief.

10.	Review Period and Rescission Right.
A.
(i) Executive is hereby advised by the Company to consult with an attorney before executing this Agreement; (ii) Executive has until the Retirement Date (which is more than twenty-one (21) days) to review and consider whether to sign this Agreement; and (iii) Executive is hereby advised that he has seven (7) days following his execution of this Agreement to revoke it (the “Revocation Period”).

B.
This Agreement will not be effective or enforceable until the Revocation Period has expired and the Severance Payment and other benefits described in Section 2 will not be payable or will not be enforceable until after the expiration of the Revocation Period. Such revocation shall only be effective if an originally executed written notice thereof is delivered to the Company, Attention Elliot S. Orol, Esq., Senior Vice President, General Counsel and Secretary, at the Company’s office at 6 International Drive, Rye Brook, New York 10573, on or before 5:00 p.m. on the seventh day after Executive’s execution of this Agreement. If so revoked, this Agreement shall be deemed to be void ab initio and of no further force and effect.

C.
Executive acknowledges and represents that he has read this Agreement and fully understands the terms of this Agreement. Executive, understanding that this Agreement contains a full and final release of all claims he may have against the Company, is voluntarily and knowingly entering into this Agreement.

11.	Miscellaneous. This Agreement:
A.
constitutes the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise that are binding upon the parties hereto;

B.	may not be amended unless in a writing signed by the parties hereto;

C.	shall be subject to, governed by and construed and enforced in accordance with the internal laws of the State of New York, without reference to its conflicts of law provisions; and

D.	shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, and officers of each of the parties hereto, as applicable.
12.
Choice of Forum. The parties agree that any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the New York State Supreme Court for New York County, or in the Federal District Court for the Southern District of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

THE NAVIGATORS GROUP, INC.

Dated: , 2008	By:

Dated: , 2008

PAUL J. MALVASIO